  EXHIBIT 99.1

Upexi Adjusted SOL per Share Increases 129% Since Treasury Launch

Unrealized gain now stands at $142 million1

TAMPA, Fla., September 11, 2025 (GLOBE NEWSWIRE) -- Upexi, Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today released its periodic update.

“The last several weeks were extremely strong for Upexi, highlighted by a substantial increase in the price of SOL,” stated Upexi CEO Allan Marshall.  “As a result, our Solana treasury now stands at $447 million, including an unrealized gain of $142 million.  Moreover, we continued to expand our visibility, welcoming Arthur Hayes to our newly-established Advisory Committee, and met with many high-quality investors at three traditional finance conferences.”

Brian Rudick, Chief Strategy Officer, added, “Upexi has uniquely demonstrated our ability to create value for shareholders – we have closed three successful capital issuances, with all three deals materially in the money; we have generated a $142 million or 46% unrealized gain in our treasury to benefit shareholders; and we have increased our adjusted SOL per share by 129% since launching the treasury strategy, demonstrating the multiple value accrual mechanisms and efficacy of our treasury management operations.”

Below are highlights from the last several weeks.

Treasury Update as of September 10, 2025

•	Treasury: Upexi held 2,018,419 SOL, up 1% from the 2,000,518 SOL on August 4, 2025.
•	Net Asset Value: Using the September 10, 2025 price of $221.59 per SOL[2], the 2,018,419 SOL are valued at $447 million.
•	Unrealized Gain: The cost of Upexi’s SOL totals $306 million, or $151.44 per SOL. The unrealized gain, which includes both price appreciation and the discount on locked SOL, stands at $142 million.
•	SOL per Share: Upexi is introducing a new adjusted SOL per share metric, described more below, where as of September 10, adjusted SOL per share was 0.0197 or $4.37, up 56% and 126%, respectively, from the launch of the Solana treasury strategy.
•	Staking: Substantially all the Company’s SOL are being staked, earning an ~8% yield. The current daily yield is approximately $105,000 per day in revenue.
•	Locked SOL: Approximately 53% of the portfolio is locked SOL purchased at a mid-teens discount to the spot price and providing for built-in gains for shareholders.
•	Valuation: Using the closing price of Upexi stock on September 10, 2025, Upexi traded at a Basic mNAV of 0.7x and a Fully-Loaded mNAV of 1.2x.

1 Includes both SOL price appreciation and the discount on locked SOL.

2 Price of SOL as of 4:00pm ET quoted on coinmarketcap.com.

Business Initiatives

•	Advisory Committee: Upexi established an Advisory Committee composed of highly prominent individuals from digital assets and traditional finance and welcomed Arthur Hayes as its first Advisor.
•	Special Meeting: Upexi held a Special Meeting of Stockholders where stockholders approved increasing the number of shares the Company may issue, at its sole discretion, under its equity line.
•	Investor Conferences: Upexi participated in the Canaccord Genuity 45th Annual Growth Conference, the 5th Annual Needham Virtual Crypto Conference, and the H.C. Wainwright 27th Annual Global Investment Conference.

Upexi Events / Multimedia Recap

•	Canaccord Genuity 45th Annual Growth Conference fireside chat
•	H.C. Wainwright 27th Annual Global Investment Conference presentation
•	Milk Road Podcast
•	Thinking Crypto Podcast
•	Unchained Bits + Bips Podcast

Adjusted SOL per Share

Upexi is introducing a new adjusted SOL per share metric, which management believes can supplement investor analysis, as it adjusts for items that may heavily skew basic SOL per share numbers like investment timing and leverage and is therefore the best metric by which to gauge the efficacy of the Company’s treasury management operations.

Management believes that adjusted SOL per share denominated in SOL measures value creation from the company’s three value accrual mechanisms in accretive capital issuance, staking revenue, and discounted locked SOL purchases, but excludes the impact of the change in the price of SOL to the greatest extent possible.  Here, Upexi has 0.0197 in adjusted SOL per share, up from 0.0127 upon the close of Upexi’s initial $100 million equity private placement in April, for an increase of 56%.

In dollar terms, adjusted SOL per share captures the three aforementioned value accrual mechanisms as well as the change in the price of SOL.  Upexi’s adjusted SOL per share now stands at $4.37, up from $1.93 following the close of Upexi’s initial $100 million equity private placement in April, for an increase of 126%.

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Adjusted SOL per Share

Sources: Yahoo Finance, CoinMarketCap, Company filings.  Note: Assumes net proceeds from the April equity private placement are deployed into spot SOL upon raise close.

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://x.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/upexiallan

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

(212) 896-1254

Upexi@KCSA.com

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